Exhibit 5f
                 Service Agreement for Home Federal Savings Bank
                          Employee Stock Ownership Plan




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                            SERVICE AGREEMENT

                                   FOR

                        HOME FEDERAL SAVINGS BANK

                     EMPLOYEES' STOCK OWNERSHIP PLAN


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     THIS AGREEMENT made as of   June 17  , 199 6  by and between Pentegra
                                --------      ----
 Services, Inc. ("Pentegra") and    Home Federal Savings Bank    (the
                                    -------------------------
 "Employer").

                              W I T N E S S E T H:
                           - - - - - - - - - -

     WHEREAS, the Employer sponsors the   HOME FEDERAL SAVINGS BANK
                                         --------------------------
   Employees' Stock Ownership Plan and the related Trust Agreement (collectively the "Plan"); and

     WHEREAS, the Employer desires to contract with Pentegra to provide certain administrative services.

     NOW, THEREFORE, Pentegra, and the Employer agree as follows:

STANDARD SERVICES

Pentegra will provide the following services*:

- -Administrative manual and the forms and descriptive materials you will need to ease administration of your Plan.
- -Participant and transaction recordkeeping.
- -Contribution and share allocation processing.
- -Earnings allocations.
- -Annual participant benefit statements.
- -Calculation of distributions and tax data for Trustee.
- -Compliance testing for ESOP and other qualified plans administered by Pentegra.
- -Toll-free telephone support from designated Account Representative.
- -Assistance with annual government reporting requirements.

OPTIONAL SERVICES

Pentegra can also provide for additional elective services, such as the following:

- -Preparation of IRS Form(s) 5300, 5500 and/or 5500-C/R.
- -Combined compliance testing for all IRS Qualified plans.
- -Legislative and administrative consulting.


* PLEASE NOTE: IN THIS AGREEMENT, THE TERMS "YOU" AND "YOUR" MEAN THE EMPLOYER. "WE", "US" OR "OUR" MEANS PENTEGRA SERVICES, INC.

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STANDARD FEES

The employer-paid administration fee of $1,000 plus $10 per eligible employee covers all of the standard services described above. Any special service requests related to your specific Plan not listed as STANDARD will be priced in accordance with the optional services fees schedule.

OPTIONAL SERVICE FEES

Fees for optional services you elect will be billed at the rate in effect at the time the service is contracted for. An employer may contract at a later date for any optional services.

CONVERSION SERVICE FEES

Where Pentegra is being retained to assume the recordkeeping for an existing ESOP, there will also be a one-time fee for plan set-up and conversion. The fees for this service are based on the following schedule:

$25.00 per participant, with a minimum fee of $500.00 and a maximum fee of $2,000.00.

PAYMENT METHODS

Payment of the fees for services selected shall be paid directly by you.

This Agreement will be effective as of the later of: (I) the date executed below, or (ii) upon receipt in our Office, unless you are otherwise notified within 60 days after our receipt that the Agreement is not acceptable.

PLEASE NOTE:

1. SERVICES NOT REFLECTED IN THIS AGREEMENT MAY BE PROVIDED UPON MUTUAL CONSENT BETWEEN PENTEGRA AND THE EMPLOYER. THE SERVICES PROVIDED IN ACCORDANCE WITH THIS AGREEMENT AND THE FEES AND EXPENSES ASSOCIATED THEREWITH CAN BE MODIFIED OR TERMINATED UPON 60 DAYS WRITTEN NOTICE FROM PENTEGRA TO THE EMPLOYER.

2. Pentegras' agreement to provide the services described herein is based on the Employer's adoption of the Service Agreement. We shall be entitled to rely upon the information provided by the Employer in the interpretation of the Plan. The Employer agrees to indemnify and hold Pentegra, the Financial Institutions Retirement Fund ("FIRF") and any director, officer or employee of either such entity harmless from any damages, liabilities or losses of whatever kind which result from or arise in connection with any inaccurate or incorrect information provided to us or any other action for which the Employer is responsible.

3. The Employer acknowledges that neither Pentegra nor any director, officer or employee thereof provides legal or tax advice to the Employer, any affiliate of the Employer, or any employee thereof. Pentegra advises the Employer to obtain its own legal or tax counsel for advice on the Plan design and specifications appropriate for its situation as well as on legal or tax issues which may arise during the operation of the Plan. The Employer acknowledges that it is solely responsible for certain functions under the Plan, including, but not limited to:

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     a)   INFORMATION.   The Employer shall be responsible for providing to
          Pentegra, on a timely basis, all member enrollment information and such other information relating to member accounts as Pentegra may require, including any amendments made to such information by a member.

     b)   INTERPRETATION OF THE PLAN.   The Employer shall be responsible
          generally for resolving questions relating to any interpretation of the Plan's terms and conditions.

     c)   PARTICIPANT CLAIMS.   The Employer shall be responsible for handling
          claims of members relating to the Plan and their accounts established thereunder.

     d)   PLAN QUALIFICATION.   The Employer shall be responsible for
          maintaining the qualification of the Plan, both in its terms and conditions and in its operation pursuant to the Code, the Employee Retirement Income Security Act of 1974 ("ERISA") and all other applicable Federal or state laws.

     e)   INVESTMENT DECISIONS.   The Employer is responsible for monitoring
          the Investments in the Trust and for complying with any and all applicable federal and/or state securities laws.

4. If Pentegra is taking over recordkeeping from a prior plan administration firm, we are not responsible for losses resulting from a prior firm's administration, or which are incurred as a result of actions or decisions which were undertaken or made by the prior firm. Pentegra is under no obligation to review prior plan administration work or related tax filings. Where we are retained to provide services during a Plan Year, we shall not be required to verify the accuracy or correctness of work performed in the prior portion of the Plan Year. The Employer agrees to indemnify and hold Pentegra, FIRF and any director, officer or employee of either such entity harmless from any and all liabilities, losses or damages which are the result of or which may arise in connection with any plan administration work performed prior to its retention.


This Agreement may be mutually terminated on the date which is the first day of the month immediately following 60 days after receipt of a written notice of termination of the Agreement from either party.

PENTEGRA SERVICES, INC.          HOME FEDERAL SAVINGS BANK



By:   /s/ Robert D. Alin           By:   /s/ Roger P. Weise
- ------------------------           ------------------------
 Name:  Robert D. Alin              Name:  Roger P. Weise
Title:  Senior Vice President      Title:  President & CEO
        -Legal & Secretary

Date of Execution: August 1, 1996  Date of Execution:  June 17, 1996
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